UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM CB

                TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)                                 |__|
Securities Act Rule 802 (Exchange Offer)                                  | X|
Securities Act Rule 13e-4(h) (8) (Issuer Tender Offer)                    |__|
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                     |__|
Exchange Act Rule 14e-2(d) (Subject Company Response)                     |__|
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) |__|

  Electronic Media Network Limited/SuperSport International Holdings Limited
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                           (Name of Subject Company)

                                Not applicable
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      (Translation of Subject Company's Name into English (if applicable)

                         The Republic of South Africa
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       (Jurisdiction of Subject Company's Incorporation or Organization)

                                Naspers Limited
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                      (Name of Person(s) Furnishing Form)

                                Ordinary Shares
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                    (Title of Class of Subject Securities)

                                Not applicable
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             (CUSIP Number of Class of Securities (if applicable))

                                G Kisbey-Green
                                11 Grove Street
                                 Randburg 2194
                                  PO Box 4950
                                 South Africa
                          Telephone: + 27 11 289 3032
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               (Name, Address (including zip code) and Telephone
            Number (including area code) of Person(s) Authorized to
                                Receive Notices
                             and Communications on Behalf of Subject Company)

                               February 16, 2004
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                 (Date Tender Offer/Rights Offering Commenced)





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                 PART I - INFORMATION SENT TO SECURITY HOLDERS

ITEM 1. HOME JURISDICTION DOCUMENTS

(a) Not applicable.
(b) Not applicable.

ITEM 2.  INFORMATIONAL LEGENDS

A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, has been included in Exhibit I.

         PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Exhibit I: Press release relating to the results of the scheme meeting by Naspers Limited and Electronic Media Network
         Limited/SuperSport International Holdings Limited, dated March 4,
         2004.
(2)      Not applicable.
(3)      Not applicable.

                   PART III - CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X is being filed by the company concurrently with the furnishing of this Form.


                             PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 5, 2004
                                                   NASPERS LIMITED


                                                   By:  /s/ Steve Pacak
                                                      -----------------------
                                                   Name:  Steve Pacak
                                                   Title: Director